(d)(5)(ii)

SECOND AMENDMENT TO SUB-ADVISORY AGREEMENT

VOYA FUNDS TRUST

This Second Amendment, dated as of February 1, 2018, amends the Sub-Advisory Agreement (the “Agreement”), dated November 18, 2014, between Voya Investments, LLC, an Arizona limited liability company (the “Manager”), and Voya Investment Management Co. LLC, a Delaware limited liability company (the “Sub-Adviser”).

W I T N E S S E T H

WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of February 1, 2018.

NOW, THEREFORE, the parties agree as follows:

1.              The Amended Schedule A of the Agreement is hereby deleted and replaced with the Amended Schedule A attached hereto in order to modify the Annual Sub-Advisory Fee for Voya Strategic Income Opportunities Fund.

2.              Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to them in the Agreement.

3.              In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

VOYA INVESTMENTS, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

VOYA INVESTMENT MANAGEMENT CO. LLC

By:	/s/ Christopher Kurtz
Name:	Christopher Kurtz
Title:	Vice President Finance

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VOYA INVESTMENT MANAGEMENT CO. LLC

Series	Effective Date	Annual Sub-Advisory Fee (as a percentage of average daily assets allocated to the Sub-Adviser)
Voya Floating Rate Fund	November 18, 2014	0.2475%
Voya GNMA Income Fund	January 1, 2018	0.2115% on first $1 billion; 0.1800% on next $500 million; and 0.1575% on assets thereafter
Voya High Yield Bond Fund	November 18, 2014	0.2295% on first $1 billion; 0.2025% on next $4 billion; and 0.1800% on assets thereafter
Voya Intermediate Bond Fund	November 18, 2014	0.0765%
Voya Short Term Bond Fund	November 18, 2014	0.1575%
Voya Strategic Income Opportunities Fund	February 1, 2018	0.1800%